


                                                                                   LIQUI-BOX CORPORATION
                                                                STATEMENT RE COMPUTATION OF EARNINGS PER SHARE



                                             Thirteen Weeks Ended     Thirty-nine Weeks Ended
                                            -----------------------  -------------------------
                                          September 30,  October 1,  September 30,   October 1,
                                               1995         1994         1995           1994
                                          -------------  ----------  -------------   ----------
Primary:


Weighted average number of common

     shares outstanding .................    6,237,156    6,319,438     6,237,156     6,340,091


Net effect of dilutive stock options--
     based on treasury stock method
     using average market price .........      120,068      136,475       126,687       140,230
                                            ----------   ----------   -----------   -----------


Weighted average common and
     common equivalent shares ...........    6,357,224    6,455,913     6,363,843     6,480,321
                                             =========    =========     =========     =========





Net Income ..............................   $4,223,000   $3,962,000   $10,104,000   $11,227,000


Earnings per common and
     common equivalent share ............   $     0.66   $     0.61   $      1.59   $      1.73
                                            ==========   ==========   ===========   ===========




Fully Diluted:


Weighted average number of common
     shares outstanding .................    6,237,156    6,319,438     6,237,156     6,340,091


Net effect of dilutive stock options--
     based on treasury stock method
     using the quarter-end market price
     if higher than average market price       120,068      136,475       126,687       140,230
                                            ----------   ----------   -----------   -----------


Fully Diluted Shares ....................    6,357,224    6,455,913     6,363,843     6,480,321
                                            ==========    =========     =========     =========





Net Income ..............................   $4,223,000   $3,962,000   $10,104,000   $11,227,000


Earnings per share
     assuming full dilution .............   $     0.66   $     0.61   $      1.59   $      1.73
                                            ==========   ==========   ===========   ===========






                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                             LIQUI-BOX CORPORATION
                                 (Registrant)



Date          November 14, 1995        By    /s/ Juan Jose Perez
                                                 Juan Jose Perez
                                                 Vice President - Administration
                                                 (Duly Authorized Officer)



Date          November 14, 1995        By    /s/ James B. Holloway
                                                 James B. Holloway, Controller
                                                 (Principal Accounting Officer)



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